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                                  EXHIBIT 99.3

           Ultracision, Inc. Form of Incentive Stock Option Agreement, as amended by the Assumed Option Agreement

                                    INCENTIVE

                             STOCK OPTION AGREEMENT

        THIS AGREEMENT made as of the ____ of ____, 19__, between ULTRACISION, INC., a California corporation (hereinafter called "ULTRACISION") and __________ an employee of Ultracision or one or more of its subsidiaries (hereinafter called the "Employee").

                                   WITNESSETH:

        WHEREAS, pursuant to the Ultracision 1986/1987 Incentive Stock Option Plan (the "Plan"), adopted by the stockholders of November 13, 1987, the Stock Option Committee of the Board of Directors of Ultracision (the "Committee") is authorized to administer the Plan; and

        WHEREAS, the Committee has determined that the Employee is an officer or other key employee of Ultracision or of one or more of its subsidiaries and that the Employee shall be granted the incentive stock option hereinafter set forth upon the terms and conditions hereinafter stated and subject to all of the provisions of such Plan (a copy of which is attached hereto); and

        WHEREAS, 100% of the fair market value of the Common Stock of Ultracision as determined in accordance with the provisions of Section 5 of the Plan on __________, ____, is $____ and

        WHEREAS, in accordance with the foregoing, the Committee has approved and authorized the execution and delivery of this Incentive Stock Option Agreement as of the date hereof.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the parties here to hereby enter into this Incentive Stock Option Agreement (hereinafter called the "Agreement") upon the following terms and conditions:

        1. Ultracision hereby grants to the Employee as a matter of separate inducement and agreement in connection with his employment, and not in lieu of any salary or other compensation for his services, the option to purchase from Ultracision, on the terms and conditions hereinafter set forth as limited by attachment(s) (NONE), all or any part of an aggregate of ______ shares of Common Stock of Ultracision at the purchase price of $____ per share, provided, however, that at least 1,000 shares must be purchased at any one time unless the balance covered by the option at that time is less than 1,000 shares.


                                  Exhibit 99.3
                                     Page 1

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        2. This option shall not be exercisable until the expiration of two years from the date hereof, and shall not be exercisable after _____________.

        3. This option shall not be exercisable in whole or in part while there is outstanding any incentive stock option, as defined Section 7(d) of the plan, which was granted to the Employee, before the granting of this option, to purchase stock in Ultracision, or any corporation which (at the time of the granting of this option) is a subsidiary corporation of Ultracision, or in a predecessor corporation of any such corporation. The term "outstanding" as used herein shall have the meaning specified in Section 422A of the Internal Revenue Code.

        4. This option is not transferable by the Employee otherwise than by will, or, if he dies intestate, by the laws of descent and distribution of the state of his domicile at the time of his death, and is exercisable during his lifetime only by him, and after his death by his legal representatives.

        5. Shares may be purchased pursuant to this option only upon receipt by Ultracision of written notice from the person holding this option of his intention to purchase, specifying the number of shares as to which he desires to exercise this option and containing such representation and information as may in the opinion of counsel for Ultracision be appropriate to permit Ultracision, in the light of the existence or non-existence of an effective registration statement under the Securities Act of 1933 with respect to such shares, to issue such shares in compliance with the provisions of that Act. Such notice of exercise of a stock option granted hereunder shall be accompanied by payment in full of the aggregate price of the shares being purchased in cash, or by check, bank draft or money order payable to the order of Ultracision or, with the approval of the Committee, by delivery of shares of Common Stock of Ultracision of equivalent fair market value on the date of exercise. Fair market value shall be determined as specified in Section 5 of the Plan. At the time of giving such notice, the person or persons exercising this option shall furnish to Ultracision such other documents as may reasonably require. Ultracision shall have the right to withhold delivery of stock certificates representing shares purchased under this option until all required approvals have been obtained and until all applicable requirements of law have been complied with, including any withholding Federal, State, local or foreign taxes.

        6. The Employee or his legal representatives, as the case may be, shall not have any of the rights or privileges of a stockholder of Ultracision in respect of any of the shares issuable upon the exercise of this option unless and until certificates representing such shares shall have been issued and delivered.

        7. If, prior to exercise of this option, the Employee shall, because of death or for any other reason, cease to be in the employ of Ultracision or of any of its subsidiaries, this option shall not be valid for more than the number of shares which would have been purchasable by the Employee at the time of such cessation of employment, and the portion of this option relating to the purchase of any remaining shares shall expire forthwith. Unless cessation of employment is due to death or retirement in accordance with the terms of the plan this option as so limited may be exercised only within three months after the cessation of employment at which time it shall terminate. If the Employee retires, this option as so limited may be exercised within one year


                                  Exhibit 99.3
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following the Employee's retirement. If the Employee dies while still in the employ of Ultracision or its subsidiaries or after retirement while this option is still exercisable, this option may be exercised by the person designated in the Will of the Employee or, if no testamentary disposition was made, by the proper legal representatives of the Employee within one year following the death. In no event, however, shall this option or any part thereof be exercisable after the date fixed for its expiration in Section 2 hereof.

        8. The number of shares subject to this option and the option price are subject to adjustment as provided in Section 6 of the Plan.

        9. Ultracision shall not be liable in the event of its inability to issue or sell stock to the Employee of such issuance or sale would be unlawful, nor shall Ultracision be liable of an issuance or sale to the Employee is subsequently invalidated.

        10. This Agreement shall be construed in accordance with the laws of the State of California.

                                        Ultracision, Inc.


                                        By:
                                            ------------------------------------

                                        By:
                                            ------------------------------------

                                        ----------------------------------------
                                        Employee


                                  Exhibit 99.3
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                            ASSUMED OPTION AGREEMENT

        THIS AGREEMENT made as of the 2nd day of December, 1997 between Giga-tronics Incorporated ("Giga-tronics") and _____________, ("Optionee") an employee of Ultracision, Inc. ("Ultracision").

        WHEREAS, the Optionee currently has options to purchase shares of common stock, no par value, of Ultracision;

        WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the "Merger Agreement") by and among Giga-tronics, a wholly owned subsidiary of Giga-tronics, Ultracision and the Ultracision shareholder named therein, the parties thereto have agreed to consummate a merger (the "Merger") whereby Ultracision will become a wholly owned subsidiary of Giga-tronics;

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

        1. Giga-tronics will assume the Optionee's option to purchase shares (an "Option") of Ultracision common stock, no par value, pursuant to the Ultracision 1986 Stock Option Plan or Ultracision 1987 Stock Option Plan set forth in
Schedule I hereto, as adjusted to reflect the Exchange Ratio (as defined in the Merger Agreement). Each Option, whether vested or unvested, shall convert into an option (a "Replacement Option") to acquire the number of shares of Giga-tronics Common Stock set forth on Schedule 1 at the price per share as set forth on Schedule I.

        2. All other terms and conditions of the Replacement Option, including the vesting schedule applicable to such Replacement Option, shall be as set forth in that certain Incentive Stock Option Agreement dated as of July 23, 1996 (or March 28, 1996, in the case of Dan Markowitz) between Ultracision and the Optionee and the Ultracision Stock Option Plan under which the replaced Option was granted; and such option agreement and option plan shall remain in effect in accordance with the terms thereof.

        3. No optionee will be granted any additional benefit that such optionee did not have prior to the Merger under an original Option as described under
Section 421(a) of the Internal Revenue Code of 1986, as amended.


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               IN WITNESS WHEREOF, the-parties hereto have executed this
Agreement as of the date first above written.

                                        GIGA-TRONICS INCORPORATED


                                        By:
                                           -------------------------------------
                                        Name:    George H. Bruns, Jr.
                                        Title:   Chief Executive Officer

                                        OPTIONEE

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